OFFER TO PURCHASE
                       CENTRAL AND SOUTH WEST CORPORATION
                           OFFER TO PURCHASE FOR CASH

           ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF
         CUMULATIVE PREFERRED STOCK OF CENTRAL POWER AND LIGHT COMPANY
 75,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.20% SERIES AT A PURCHASE PRICE OF
                                $70.39 PER SHARE

100,000 SHARES, CUMULATIVE PREFERRED STOCK, 4.00% SERIES AT A PURCHASE PRICE OF
                                $62.82 PER SHARE
                         ------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON WEDNESDAY APRIL 16, 1997, UNLESS THE OFFER IS EXTENDED.
                         ------------------------------

    Central and South West Corporation, a Delaware corporation ("CSW"), invites the holders of each series of cumulative preferred stock listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Central Power and Light Company, a Texas corporation with its principal office at 539 North Carancahua Street, Corpus Christi, Texas 78401-2802, and wholly-owned utility subsidiary of CSW ("CPL"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Offer"). CSW will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination; Amendments."

    THE OFFER FOR EACH SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS CONDITIONED UPON THE APPROVAL OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "1935 ACT"). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

    The Board of Directors of CPL is currently soliciting proxies to amend a provision of CPL's Restated Articles of Incorporation (the "Articles") which limits the amount of unsecured debt CPL may issue. If such amendment is approved and adopted, CPL will make a special cash payment of $0.25 per share to shareholders who voted in favor of such amendment. PREFERRED SHAREHOLDERS OF RECORD WHO VOTE FOR SUCH AMENDMENT WILL BE ENTITLED TO SUCH CASH PAYMENT REGARDLESS OF WHETHER THEY HAVE TENDERED SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should either (i) if not the record holder, request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) if the record holder, complete and sign the Letter of Transmittal or facsimile thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal, or tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer--Procedure for Tendering Shares," prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer--Procedure for Tendering Shares."

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR SUCH SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED.
                         ------------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                         ------------------------------

    NEITHER CSW, CPL, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                         ------------------------------

    This Offer to Purchase is first being mailed to Preferred Shareholders on or about March 18, 1997 to registered Preferred Shareholders as of March 17, 1997.
                         ------------------------------

    Each Series of Preferred is traded in the over-the-counter market (the "OTC") and is not listed on any national securities exchange or quoted on any national dealer quotation system. On March 17, 1997, the last reported sale prices and dates of sale as reported by Bloomberg Financial Markets, Commodities and News were $60.45 for the 4.20% Series of Preferred (on February 7, 1997) and $56.75 for the 4.00% Series of Preferred (on March 14, 1997). Preferred Shareholders are urged to obtain a current market quotation, if available, for the Shares. On March 18, 1997, there were issued and outstanding 75,000 Shares of the 4.20% Series of Preferred and 100,000 Shares of the 4.00% Series of Preferred.
                         ------------------------------

    Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal for a Series of Preferred, or other tender offer materials may be directed to D.F. King & Co., Inc. (the "Information Agent") or Goldman, Sachs & Co. and Smith Barney Inc. (the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                         ------------------------------

                       The Dealer Managers for the Offer are:

GOLDMAN, SACHS & CO.                                           SMITH BARNEY INC.
                                ----------------

             The date of this Offer to Purchase is March 18, 1997.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF CSW OR
CPL AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE
OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN
OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION
AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY CSW, CPL OR BY THE DEALER MANAGERS.

                               TABLE OF CONTENTS

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SUMMARY....................................................................................................           1

TERMS OF THE OFFER.........................................................................................           3

  Number of Shares; Purchase Prices; Expiration Date; Dividends............................................           3

  Procedure for Tendering Shares...........................................................................           3

  Withdrawal Rights........................................................................................           5

  Acceptance of Shares for Payment and Payment of Purchase Price and Dividends.............................           6

  Certain Conditions of the Offer..........................................................................           6

  Extension of Tender Period; Termination; Amendments......................................................           8

  Financial and Other Information Relating to CPL..........................................................           9

PRICE RANGE OF SHARES; DIVIDENDS...........................................................................          10

PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.........................................................          10

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          12

SOURCE AND AMOUNT OF FUNDS.................................................................................          13

TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES..........................................................          13

FEES AND EXPENSES ASSOCIATED WITH THE OFFER................................................................          14

CERTAIN INFORMATION REGARDING CSW AND CPL..................................................................          14

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION..............................................................          15

ADDITIONAL INFORMATION REGARDING CSW.......................................................................          16

MISCELLANEOUS..............................................................................................          16

                                    SUMMARY

    THE FOLLOWING SUMMARY IS PROVIDED SOLELY FOR THE CONVENIENCE OF THE
PREFERRED SHAREHOLDERS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC
DETAILS CONTAINED IN THE OFFER AND ANY AMENDMENTS HERETO. PREFERRED SHAREHOLDERS
ARE URGED TO READ THIS OFFER IN ITS ENTIRETY. EACH OF THE CAPITALIZED TERMS USED
IN THIS SUMMARY AND NOT DEFINED HEREIN HAS THE MEANING SET FORTH ELSEWHERE IN
THIS OFFER TO PURCHASE.

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The Companies................  CSW is a Dallas-based public utility holding company registered under the 1935 Act. Through its four electric
                               operating subsidiaries, CPL, Southwestern Electric Power
                               Company, Public Service Company of Oklahoma and West Texas
                               Utilities Company (collectively, the "Electric Operating
                               Companies"), CSW serves approximately 152,000 square miles in portions of Texas, Oklahoma, Louisiana and Arkansas. CSW owns SEEBOARD plc, a regional electricity company in the
                               southeast of the United Kingdom. CSW also engages through
                               other subsidiaries in the following energy- related
                               businesses: (i) CSW Energy, Inc. develops, owns and operates non-utility power projects in the United States; (ii) CSW
                               International, Inc. participates in power generation,
                               transmission and distribution projects outside the United
                               States; (iii) CSW Communications, Inc. provides
                               communications services, including enhancement of services through fiber optic and other telecommunications
                               technologies, to CSW and its subsidiaries and to third
                               parties; (iv) CSW Credit, Inc. purchases, without recourse, the accounts receivables of the Electric Operating Companies and non-affiliated utilities; and (v) EnerShop Inc. was
                               recently formed to provide commercial, industrial,
                               institutional and governmental customers with energy
                               management services designed to control costs, enhance
                               productivity and improve convenience, safety and comfort.
The Shares...................  CPL 4.20% Cumulative Preferred Stock ($100 par value)
                               CPL 4.00% Cumulative Preferred Stock ($100 par value)
The Offer....................  Offer to purchase any or all shares of each Series of
                               Preferred at the price per Share set forth below.
Purchase Price...............  $70.39 per 4.20% Share
                               $62.82 per 4.00% Share
Independent Offer............  The Offer for one Series of Preferred is independent of the
                               Offer for any other Series of Preferred. The Offer is not
                               conditioned upon any minimum number of Shares of the
                               applicable Series of Preferred being tendered. The Offer is subject to certain other conditions described herein.
SEC Approval.................  The Offer is conditioned, among other things, upon the approval of the SEC under the 1935 Act.
Expiration Date of the
  Offer......................  The Offer expires at 5:00 p.m., central time, Wednesday,
                               April 16, 1997, unless extended (the "Expiration Date").
How to Tender Shares.........  See "Terms of the Offer--Procedure for Tendering Shares."
                               For further information, call the Information Agent or the
                               Dealer Managers or consult your broker for assistance.
Withdrawal Rights............  Tendered Shares of any Series of Preferred may be withdrawn at any time until the Expiration Date with respect to such
                               Series of Preferred


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                               and, unless theretofore accepted for payment, may also be
                               withdrawn after May 12, 1997. See "Terms of the
                               Offer--Withdrawal Rights".
Purpose of the Offer.........  CSW is making the Offer because it believes that the purchase of Shares is attractive to CSW, its shareholders
                               and CPL. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a premium over the market price and without the usual transaction costs
                               associated with a market sale. See "Purpose of the Offer;
                               Certain Effects of the Offer."
Proxy Solicitation...........  The Board of Directors of CPL is currently soliciting proxies to amend a provision of CPL's Articles which limits the amount of unsecured debt CPL may issue. If such
                               amendment is approved and adopted, CPL will make a special cash payment of $0.25 per share to shareholders who voted in favor of such amendment. Preferred Shareholders of record
                               who vote for such amendment will be entitled to such cash
                               payment regardless of whether they have tendered Shares
                               pursuant to the Offer.
Dividends....................  A regular quarterly dividend was paid on each Series of
                               Preferred, on February 1, 1997 to the owners of record on
                               January 23, 1997. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later
                               dividend periods (or any portion thereof).
Brokerage Commissions........  Not payable by Preferred Shareholders.
Solicitation Fee.............  CSW will pay to each designated Soliciting Dealer a solicitation fee of $1.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer in transactions for beneficial owners of fewer than 2,500
                               Shares and a solicitation fee of $1.00 per Share in
                               transactions for beneficial owners of 2,500 or more Shares, provided that solicitation fees payable in transactions for beneficial owners of 2,500 or more Shares shall be paid 80%
                               to the Dealer Managers and 20% to any Soliciting Dealer
                               (which may be a Dealer Manager). However, Soliciting Dealers will not be entitled to a solicitation fee for Shares
                               beneficially owned by such Soliciting Dealer.
Stock Transfer Tax...........  CSW will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 5 of the
                               applicable Letter of Transmittal. See "Terms of the
                               Offer--Acceptance of Shares for Payment of Purchase Price
                               and Dividends."
Payment Date.................  Promptly after the Expiration Date.
Further Information..........  Additional copies of this Offer to Purchase and the applicable Letter of Transmittal may be obtained by
                               contacting D.F. King & Co., Inc., 77 Water Street, New York,
                               New York 10005, telephone (800) 290-6432 (toll-free) and
                               (212) 269-5550 (brokers and dealers). Questions about the
                               Offer should be directed to Goldman, Sachs & Co. (800)
                               828-3182 or Smith Barney Inc. at (800) 655-4811.

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

    Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal, CSW will purchase any and all Shares that are validly tendered on or prior to the applicable Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer--Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase for the Shares tendered, net to the seller in cash. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination."

    THE OFFER FOR EACH SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

    The Offer is being sent to all persons in whose names Shares are registered on the books of CPL on March 17, 1997. With respect to each Series of Preferred, the Expiration Date is the later of 5:00 p.m., central time, on Wednesday, April 16, 1997 or the latest time and date to which the Offer with respect to such Series of Preferred is extended. CSW expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open, by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series of Preferred is open. There is no assurance whatsoever that CSW will exercise its right to extend the Offer for any Series of Preferred. If CSW decides, in its sole discretion, to decrease the number of Shares of any Series of Preferred being sought or to increase or decrease the consideration offered in the Offer to holders of any Series of Preferred and, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein, the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern standard time.

    NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED.

    A regular quarterly dividend was paid on each Series of Preferred on February 1, 1997 to owners of record on January 23, 1997. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

PROCEDURE FOR TENDERING SHARES

    To tender Shares pursuant to the Offer, the tendering owner of Shares must either:

        (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase) a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or

        (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other required documents or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to 5:00 p.m., central time, on the Expiration Date.

    The term "Agent's Message" means a message, transmitted by one of the Book-Entry Transfer Facilities, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that CSW may enforce such agreement against such participant.

    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the holder of record of the shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 4 of the Letter of Transmittal.

    GUARANTEED DELIVERY PROCEDURE. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by CSW and CPL herewith, is received (with any required signature guarantees) by the Depositary as provided below at or prior to 5:00 p.m., central time, on the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., central time, within three business days after the date of execution of such Notice of Guaranteed Delivery.

    THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

    In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) is received by the Depositary within the applicable time limits.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING PREFERRED SHARE HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED FOR DELIVERY.

    TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING UNITED STATES PREFERRED SHAREHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

    EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

    All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by CSW, in its sole discretion, and its determination will be final and binding. CSW reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of CSW's counsel, be unlawful. CSW also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of CSW, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 12, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase. If, with respect to any Series of Preferred, CSW extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to CSW's rights under the Offer, the Depositary may, on behalf of CSW, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this "Terms of the Offer-Withdrawal Rights", subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that an issuer making a tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

    To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the tendering Preferred Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer-- Procedure for Tendering Shares" at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by CSW, in its sole discretion, and its determination will be final and binding. None of CSW, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

    Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, CSW will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer-- Withdrawal Rights." In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, CSW will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. CSW will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for tendering Preferred Shareholders for the purpose of receiving payment from CSW and transmitting payment to tendering Preferred Shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering Preferred Shareholders, regardless of any delay in making such payment.

    Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility, as promptly as practicable, without expense to the tendering Preferred Shareholder.

    Payment for shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, CSW may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer--Certain Conditions of the Offer."

    CSW will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 5 of the applicable Letter of Transmittal.

CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, CSW will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time after March 17, 1997, and at or before acceptance for payment of or payment for any Shares, any of the following shall have occurred:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of CSW, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CSW and its subsidiaries taken as a whole or of CPL individually, or otherwise materially impair in any way the contemplated future conduct of the business of CSW or any of its subsidiaries or materially impair the Offer's contemplated benefits to CSW;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or CSW or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in CSW's sole judgment, would or might directly or indirectly
    (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
    (ii) delay or restrict the ability of CSW, or render CSW unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to CSW or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of CSW and its subsidiaries taken as a whole or of CPL individually, or otherwise materially impair in any way the contemplated future conduct of the business of CSW or any of its subsidiaries;

        (c) there shall have occurred (i) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on CSW's business, operations, prospects or ability to obtain financing generally or the trading in the other equity securities of CSW, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in CSW's sole judgment, might affect the extension of credit by lending institutions in the United States, (iii) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on March 17, 1997;

        (d) any tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for CSW, shall have been proposed, announced or made by any person or entity;

        (e) there shall have occurred any event or events that have resulted, or may in the sole judgment of CSW result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of CSW and its subsidiaries; or

        (f) the SEC shall have withheld approval, under the 1935 Act, of the acquisition of the Shares by CSW pursuant to the Offer;

and, in the sole judgment of CSW, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the SEC referenced in clause (f) above, the SEC must find, among other things, that the acquisition of the Shares by CSW is not detrimental to the public interest or the interest of the investors or consumers, and that the consideration paid in connection with the acquisition, including fees, commissions and other remuneration, is reasonable.

    The foregoing conditions are for the sole benefit of CSW and may be asserted by CSW regardless of the circumstances (including any action or inaction by CSW) giving rise to any such condition, and any such condition may be waived by CSW, in whole or in part, at any time and from time to time in its sole discretion. The failure by CSW at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by CSW concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

    CSW expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. There can be no assurance, however, that CSW will exercise its right to extend the Offer for any Series of Preferred. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer--Withdrawal Rights." CSW also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act which requires CSW either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, upon the occurrence of any of the conditions specified in "Terms of the Offer--Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

    Subject to compliance with applicable law, CSW further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., central time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which CSW may choose to make a public announcement, except as required by applicable law, CSW shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If CSW materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, CSW will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that CSW publishes, sends or gives to Preferred Shareholders a notice that it will (a) increase or decrease the price it will pay for Shares or (b) decrease the percentage of Shares it seeks, the Offer will be extended until the expiration of such period of ten business days.

    THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF CSW EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, CSW WILL HAVE NO OBLIGATION TO EXTEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

FINANCIAL AND OTHER INFORMATION RELATING TO CPL

    The financial statements of CPL and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the SEC, are hereby incorporated by reference. CPL will provide without charge, upon the written or oral request of any person (including any beneficial owner) to whom this Offer to Purchase is delivered, a copy of such information (excluding certain exhibits). Such requests for information should be directed to Stephen D. Wise, Director, Finance, Central and South West Corporation, 1616 Woodall Rodgers Freeway, Dallas, TX 75202, as agent for CPL, telephone (214) 777-1000.

PRICE RANGE OF SHARES; DIVIDENDS

    CPL's Cumulative Preferred Stock 4.20% Series and 4.00% Series are traded in the OTC under the symbols "CEPOO" and "CEPOH", respectively. The last reported sale price in the OTC, on March 17, 1997, for each of the Series of Preferred is shown on the front cover of this Offer to Purchase. However, Preferred Shareholders should be aware that there is no established trading market for the Shares and that the Shares of each Series of Preferred only trade sporadically and on a limited basis and, therefore, the last reported sales prices may not necessarily reflect the current market value of the Shares.

    PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

    The following table sets forth the high and low sales prices of each Series of Preferred in the OTC as reported by Bloomberg Financial Markets, Commodities and News and the cash dividends paid thereon for the fiscal quarters indicated.

            DIVIDENDS AND PRICE RANGES OF CUMULATIVE PREFERRED STOCK
                          BY QUARTERS (1996 AND 1995)

                                                                  1996--QUARTERS                        1995--QUARTERS
                                                    ------------------------------------------  -------------------------------
                                                       1ST        2ND        3RD        4TH        1ST        2ND        3RD
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
CUMULATIVE PREFERRED STOCK
($100 Par Value)
4.20% SERIES
Dividends Paid Per Share..........................  $    1.05  $    1.05  $    1.05  $    1.05  $    1.05  $    1.05  $    1.05
Market Price Per Share (OTC)
  --High..........................................      58.00      58.34      60.60      63.65      53.00      59.30      60.60
  --Low...........................................      55.00      53.25      57.90      54.50      47.50      53.65      51.50
4.00% SERIES
Dividends Paid Per Share..........................  $    1.00  $    1.00  $    1.00  $    1.00  $    1.00  $    1.00  $    1.00
Market Price Per Share (OTC)
  --High..........................................      58.10      53.55      55.15      58.00      50.20      53.35      56.50
  --Low...........................................      52.88      52.00      51.50      53.00      44.25      48.50      50.13


                                                       4TH
                                                    ---------
CUMULATIVE PREFERRED STOCK
($100 Par Value)
4.20% SERIES
Dividends Paid Per Share..........................  $    1.05
Market Price Per Share (OTC)
  --High..........................................      62.00
  --Low...........................................      60.40
4.00% SERIES
Dividends Paid Per Share..........................  $    1.00
Market Price Per Share (OTC)
  --High..........................................      57.30
  --Low...........................................      51.50

    Dividends for a Series of Preferred are payable when, as and if declared by CPL's Board of Directors at the rate per annum included in such title of the Series of Preferred listed on the front cover of this Offer to Purchase. A regular quarterly dividend was paid on each Series of Preferred on February 1, 1997 to owners of record on January 23, 1997. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    CSW believes that the purchase of the Shares at this time represents an attractive opportunity that will benefit CSW, its shareholders, and CPL. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with a sale.

    After the consummation of the Offer, CSW may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits CSW and its affiliates (including CPL) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer until at least ten business days after the Expiration Date with respect to the Series of Preferred. Any future purchases of Shares by CSW would depend on many factors, including the market price of the Shares, CSW's business and financial position, restrictions on CSW's ability to purchase Shares imposed by law and general economic and market conditions.

    Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to CPL's Articles, nor does CSW or CPL intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by CPL of any right it has to redeem Shares. The 4.20% Series of Preferred is currently redeemable, upon call at a price of $103.75 per Share, plus accrued dividends. The 4.00% Series of Preferred is currently redeemable, upon call at a price of $105.75 per Share, plus accrued dividends. The Shares of each Series of Preferred have no preemptive or conversion rights.

    Upon liquidation or dissolution of CPL, owners of the Shares would be entitled to receive an amount equal to the liquidation preference per share ($100) plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of CPL's common stock.

    Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that Shares tendered are accepted for payment and paid for in accordance with the terms hereof, CSW intends to sell at the purchase price per Share listed on the front cover of this Offer to Purchase, or if such purchase prices are increased or decreased by CSW, at such increased or decreased purchase prices, its Shares to CPL and, at that time, it is expected that CPL will retire and cancel the Shares. CPL may obtain all or a portion of the purchase price for such Shares from the proceeds of the sale of tax-deductible trust preferred securities which qualify as unsecured debt for purposes of the 10% and 20% provisions contained in the Articles. A provision in CPL's Articles restricts the amount of unsecured debt that CPL may issue. CPL's Board of Directors is currently soliciting proxies to amend such provision. If such amendment is approved and adopted, a cash payment of $0.25 per Share will be made to shareholders who voted in favor of such amendment. A Preferred Shareholder of record who votes for such amendment would be entitled to such cash payment regardless of whether they had tendered Shares pursuant to the Offer. If the proposed amendment is not adopted, CPL anticipates, as promptly as practible thereafter, that it would call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the proposed amendment. At that meeting, CSW would vote any shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment. It is likely that the Offer will reduce the number of Shares of each of the Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and likely will reduce the number of owners of Shares of each of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer. The extent of the public market for such Shares and the availability of price quotations would typically depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. As of December 31, 1996, there were 32 registered holders of the 4.20% Series and 628 registered holders of the 4.00% Series. In addition, the Series of Preferred are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon the application by CPL to the SEC if the Shares are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished to Preferred Shareholders and could make certain provisions of the Exchange Act no longer applicable to CPL. In addition, to the extent that CPL elects to fund its purchase of the Shares, in whole or in part, by issuing additional unsecured debt, including tax-deductible trust preferred securities, the remaining Preferred Shareholders' relative position in CPL's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the remaining Shares.

    Except as disclosed in this Offer to Purchase, CSW and CPL have no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of CPL or the disposition of securities of CPL; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CPL or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of CPL or any of its subsidiaries; (d) any change in the present Board or management of CPL; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of CPL; (f) any other material change in CPL's corporate structure or business; (g) any change in CPL's Articles or bylaws or any actions that may impede the acquisition of control of CPL by any person; (h) a class of equity securities of CPL becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of CPL's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    However, CSW and the Electric Operating Companies have from time to time considered, and expect to consider in the future, various strategies designed to enhance CSW's competitive position and to increase its ability to anticipate and adapt to changes in the electric utility industry. These strategies may include business combinations with other companies, internal restructurings involving the complete or partial separation of CSW's generation, transmission and distribution businesses, acquisitions or dispositions of assets or lines of business, and additions to or reductions of franchised service territories. CSW and the Electric Operating Companies may from time to time engage in discussions, either internally or with third parties, regarding one or more of these potential strategies. Those discussions may be subject to confidentiality agreements and CSW's policy is generally not to comment on such activities. No assurances can be given that any potential transaction of the type described above may actually occur, or, if one does occur, the ultimate effect thereof on CSW's or any Electric Operating Company's results or operations, financial condition or competitive position.

    NEITHER CSW, CPL, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the principal United States federal income tax consequences of the sale of Shares pursuant to the Offer. This summary is addressed only to Preferred Shareholders who are "United States Holders" (as defined below) and who hold their Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended ("the Code"). This summary does not address all aspects of federal income taxation that may be relevant to a particular Preferred Shareholder in light of such Preferred Shareholder's individual circumstances or to Preferred Shareholders subject to special treatment under the federal income tax laws, such as Preferred Shareholders who are not United States Holders, or who are banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers or dealers in securities and currencies, Preferred Shareholders who received their Shares as part of a compensation arrangement with CPL, and Preferred Shareholders holding Shares as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes.

    The statements of law or legal conclusion set forth in this summary constitute the opinion of Christy & Viener, special tax counsel to CSW and CPL. This summary is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Such a change could adversely affect the tax consequences described herein, possibly on a retroactive basis. In addition, the authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the payments made pursuant to the Offer may differ from the treatment described below.

    Preferred Shareholders should consult their own tax advisors in light of their particular circumstances as to the application of United States federal income tax laws, as well as the effect of any state, local, or foreign tax laws.

    As used herein, the term "United States Holder" means a Preferred Shareholder that is (i) for United States federal income tax purposes, a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, or (iii) an estate or trust specified as being a "United States Person" in the Code.

SALE OF SHARES

    A United States Holder will recognize gain or loss equal to the difference between the tax basis of such holder's Shares and the amount of cash received in exchange therefor. A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The amount of payment made to a United States Holder pursuant to the Offer will be reported to such holder and to the Internal Revenue Service except in the case of corporations and other holders exempt from information reporting and backup withholding. Backup withholding at a rate of 31% will apply to any such payments made to non-exempt United States Holders unless the holder provides its taxpayer identification number and the certifications required to establish that it is not subject to backup withholding. In order to prevent backup withholding, each tendering United States Holder must provide such holder's taxpayer identification number and certify that such holder is not subject to backup withholding by completing the substitute Form W-9 included herewith.

    The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                           SOURCE AND AMOUNT OF FUNDS

    Assuming that CSW purchases all outstanding Shares pursuant to the Offer, the total amount required by CSW to purchase such Shares will be approximately $12,100,000, exclusive of the accrued and unpaid dividends payments, but including fees and other expenses. CSW intends to fund the Offer through the use of its general funds (which, in the ordinary course, include funds from CPL) and funds borrowed pursuant to CSW's commercial paper program.

    CSW sells commercial paper directly to commercial paper dealers who reoffer the commercial paper to investors. At December 31, 1996, CSW had two credit facilities in place aggregating $1.2 billion to back up the commercial paper program.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

    Each of CSW and CPL has been advised by its directors and executive officers that no directors or executive officers of the respective companies own any Shares. Based upon the companies' records and upon information provided to each company by its directors and executive officers, neither company nor, to the knowledge of either company, any of their subsidiaries, directors, or executive officers has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither company nor, to the knowledge of either company, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of CPL.

                  FEES AND EXPENSES ASSOCIATED WITH THE OFFER

    DEALER MANAGER FEES. Goldman, Sachs & Co. and Smith Barney Inc. will act as Dealer Managers for CSW in connection with the Offer. CSW has agreed to pay the Dealer Managers a combined fee of $0.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer. Each Dealer Manager will also be reimbursed by CSW for its reasonable out-of pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Each Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking services to CSW and CPL. Each Dealer Manager has received, and will continue to receive, customary compensation from the companies for such services. CSW has retained The Bank of New York as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. CSW has agreed to indemnify the Depositary and Information Agent against certain liabilities, including certain liabilities under the federal securities law, in connection with the Offer. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

    SOLICITED TENDER FEES. CSW will pay a solicitation fee of $1.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer in transactions for beneficial owners of fewer than 2,500 Shares and a solicitation fee of $1.00 per Share in transactions for beneficial owners of 2,500 or more Shares, provided that solicitation fees payable in transactions for beneficial owners of 2,500 or more Shares shall be paid 80% to the Dealer Managers and 20% to any Soliciting Dealers (which may be a Dealer Manager), covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealers' own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of CSW, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

    STOCK TRANSFER TAXES. CSW will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by CSW pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 5 of the accompanying Letter of Transmittal.

                   CERTAIN INFORMATION REGARDING CSW AND CPL

    CPL is an operating utility primarily engaged in the generation, purchase, transmission, distribution and sale of electric power to approximately 625,000 retail customers in the South Texas area. All of the common stock of CPL is owned, directly or indirectly, by CSW, a registered holding company under the 1935 Act.

    CPL, and CPL Capital I and CPL Capital II, each a statutory business trust formed under the laws of the State of Delaware, have filed a registration statement on Form S-3 (the "Registration Statement") with the SEC with respect to the proposed offering from time to time of up to $150,000,000 aggregate liquidation preference of Quarterly Income Preferred Securities, guaranteed by CPL to the extent set forth in the Registration Statement (the "Quarterly Income Preferred Securities"). Following the announcement of the Offer, and subject to market and other conditions, CPL intends that such trusts will effect one or more public offerings of Quarterly Income Preferred Securities. Any such offering would be made only by means of a prospectus which is included in the Registration Statement.

    The Board of Directors of CPL is currently soliciting proxies from the holders of its common and preferred stock for use at a special meeting to consider an amendment to CPL's Articles. The amendment would remove a provision of the Articles that limits CPL's ability to issue unsecured debt. If such amendment is approved and adopted, a special cash payment of $0.25 per share will be made to shareholders who voted in favor of such amendment. Preferred Shareholders of record who vote for such amendment will be entitled to such cash payment regardless of whether they have tendered Shares pursuant to the Offer.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is certain consolidated historical financial information of CPL. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in CPL's Annual Report on Form 10-K for the year ended December 31, 1996 which statements are hereby incorporated by reference. More comprehensive financial information is included in such report and the financial information which follows is qualified in its entirety by reference to such report and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth herein.

CONDENSED INCOME STATEMENT DATA:

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
                                                                              (THOUSANDS, EXCEPT RATIOS)
Operating Revenues..................................................  $   1,300,688  $   1,073,469  $   1,217,979
Operating Income....................................................        285,647        282,184        256,251
Allowance for Equity Funds Used During Construction.................            427            442          1,215
Net Income..........................................................        147,051        206,447        205,439
Preferred Dividend Requirement......................................         13,563         14,469         13,804
Net Income Applicable to Common Stock...............................        133,488        191,978        191,635
Ratio of Earnings to Fixed Charges..................................           2.86           2.63           3.24

CONDENSED BALANCE SHEET DATA (AT END OF PERIOD):

                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
                                                                                      (THOUSANDS)
ASSETS:
Net Utility Plant...................................................  $   3,419,018  $   3,469,945  $   3,469,826
Cash................................................................          3,299          2,883            642
Other Current Assets................................................        175,013        167,477        176,100
Other Assets........................................................      1,230,933      1,240,831      1,176,131
                                                                      -------------  -------------  -------------
                                                                      $   4,828,263  $   4,881,136  $   4,822,699
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES:
Common Equity.......................................................  $   1,442,820  $   1,437,332  $   1,431,354
Cumulative Preferred Stock..........................................        250,351        250,351        250,351
Long-term Debt......................................................      1,323,054      1,517,347      1,466,393
Current Liabilities.................................................        487,863        353,750        376,006
Other Liabilities...................................................      1,324,175      1,322,356      1,298,595
                                                                      -------------  -------------  -------------
                                                                      $   4,828,263  $   4,881,136  $   4,822,699
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                      ADDITIONAL INFORMATION REGARDING CSW

    CSW is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC. In connection with the Offer, CSW has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the SEC that includes certain additional information relating to the Offer.

    Such material can be inspected and copied at the public reference facilities of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may also be obtained by mail from the SEC's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including CSW and CPL. CSW's Schedule 13E-4 will not be available at the SEC's regional offices.

                                 MISCELLANEOUS

    The Offer is not being made to, nor will CSW accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. CSW is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If CSW becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, CSW will make a good faith effort to comply with such law. If, after such good faith effort, CSW cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on CSW's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          CENTRAL AND SOUTH WEST CORPORATION

    Facsimile copies of the Letter of Transmittal will only be accepted from Eligible Institutions. The Letter of Transmittal and, if applicable, certificates for Shares should be sent or delivered by each tendering Preferred Shareholder of CPL or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                               The Depositary is:

                              THE BANK OF NEW YORK

                                   FACSIMILE TRANSMISSION:
                                  (FOR ELIGIBLE INSTITUTIONS
           BY MAIL:                         ONLY)               BY HAND OR OVERNIGHT COURIER:

 Tender & Exchange Department           (212)815-6213           Tender & Exchange Department
        P.O. Box 11248                                               101 Barclay Street
    Church Street Station                                        Receive and Deliver Window
New York, New York 10286-1248                                     New York, New York 10286

                                 FOR INFORMATION, TELEPHONE:
                                        (800) 507-9357

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at CSW's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                                    The Information Agent:
                                    D.F. KING & CO., INC.
                                       77 Water Street
                                   New York, New York 10005
                                  (800) 290-6432 (Toll Free)
                                     The Dealer Managers:
     GOLDMAN, SACHS & CO.                                             SMITH BARNEY INC.
       85 Broad Street                                              388 Greenwich Street
   New York, New York 10004                                       New York, New York 10013
        (800) 828-3182                                                 (800) 655-4811
                                                                  Attention: Paul S. Galant